Exhibit 99.1

Contact:
Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Names
Accomplished Medical Device Industry
Executive to Board of Directors

Boston, MA, Aug 19, 2009—Orthofix International N.V. (NASDAQ: OFIX) announced today that Michael R. Mainelli has joined the Company’s Board of Directors.

Mr. Mainelli is an accomplished public company executive with 16 years of experience in the medical device industry.  He spent eight years with Stryker Corporation, including as the President of Stryker Japan and the President of Stryker Spine.  In his position as President of Stryker Spine Mr. Mainelli was responsible for creating a new global spine division, including the development of the business’s long term strategy.  During his five year tenure the spine division captured market share while increasing annual sales at a compound annual rate of 50% and improving operating results from a loss position to global profitability.

During Mr. Mainelli’s tenure as President of Stryker Japan he led a joint venture acquisition that created the largest orthopedic company in Japan, while increasing sales at a compound annual rate of 30% and doubling operating profits.

Mr. Mainelli also held positions with increasing responsibility during 12 years with the General Electric Company (GE).  The majority of his tenure with GE was spent in health care related divisions, including seven years with GE Medical Systems, and four years with GE’s Global Magnetic Resonance Imaging business.

“Michael’s broad experience in the medical device industry, including his extensive background in the spine segment, will provide tremendous value to the Board. He brings additional industry depth and relevant operating experience to our Board, with a track record of developing long term business strategies that have substantially increased sales and income,” said James F. Gero, the Chairman of the Board of Orthofix International.

Mr. Mainelli currently serves as the President and CEO of Active Implants Corporation, and is also a member of the Board of Directors.

About Orthofix International, N.V.

Orthofix International, N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies.  In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, Rutgers University and the National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

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